Execution






                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                           SERIES 1998-4

                          TERMS AGREEMENT
                          ---------------
                    (to Underwriting Agreement
                     dated February 24, 1997,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                            February 19, 1998
Cherry Hill, NJ 08002



           Deutsche Morgan Grenfell Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-4 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-4 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-43755). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1998-4 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of February 1, 1998 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of the Mortgage Pool:
      $601,414,123 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $570,000,000 or greater than $630,000,000.


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           (b) Original Terms to Maturity: The original term to
      maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.

           Section 2. The Certificates: The Offered Certificates shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):
                                                    Class
                                                  Purchase
Class           Principal       Interest            Price
-----           Balance          Rate            Percentage
                -------          ----            ----------

Class A1     $108,021,000.00      6.50%          99.4140625%
Class A2       81,654,000.00      7.00           99.4140625
Class A3      21,714,000.00        (1)           99.4140625
Class A4       4,653,000.00        (1)           99.4140625
Class A5     168,552,000.00       6.75           99.4140625
Class A6      98,853,000.00        (1)           99.4140625
Class A7      32,951,000.00        (1)           99.4140625
Class A8      60,141,355.00       6.75           99.4140625
Class R              100.00       6.75           99.4140625

      ------------
      (1)  Interest will accrue on the Class A3, Class A4, Class
           A6 and Class A7 Certificates at the respective rates described in the Prospectus.

           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, February 26, 1998 (the "Closing Date").

           Section 4. Required Ratings: The Offered Certificates, other than the Class A4 and Class A7 Certificates, shall have received Required Ratings of at least "AAA" from each of Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). The Class A4 and Class A7 Certificates shall have received required ratings of at least "AAA" from Fitch and "AAAr" from S&P.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                    Very truly yours,

                                    DEUTSCHE MORGAN GRENFELL INC.




                                    By:____________________________
                                       Name:
                                       Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:_______________________________
   Name:
   Title: